Exhibit 99.1

AzurRx BioPharma Announces Positive Results from Phase 2 Trial with MS1819 in Cystic Fibrosis Patients

Excellent safety results seen in CF patients, with CFA in line with previous studies and no need for a protease

Management to discuss the results on a call scheduled for today, September 25, 2019 at 8:30 a.m. Eastern Time

NEW YORK, Sept. 25, 2019 (GLOBE NEWSWIRE) – AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced positive safety results from its Phase II OPTION Clinical Trial of MS1819 for the treatment of exocrine pancreatic insufficiency in cystic fibrosis (CF).

Results showed that the primary efficacy endpoint of coefficient of fat absorption (CFA) was comparable to the CFA in a prior phase 2 study in patients with chronic pancreatitis, while using the same dose of MS1819. The dose used in both studies was 2 gram/day, which was selected in agreement with FDA as a bridging dose. Although the study was not powered for statistical significance, the data also demonstrated meaningful efficacy results, with approximately 50% of the patients showing CFAs high enough to reach non-inferiority with porcine enzyme replacement therapies (PERT).

Also, coefficient of nitrogen absorption (CNA) was comparable between the MS1819 and PERT arms, 93% vs. 97%, respectively, in the OPTION trial. This important finding confirms that protease supplementation is not likely to be required with MS1819 treatment.

“We are thrilled to have seen such favorable safety and meaningful efficacy data in this Phase II study. Importantly, the data were consistent and confirm results seen in prior clinical studies. We are grateful to all the investigators who worked diligently to bring this study to completion on time and also want to thank the patients and their caregivers for taking the time to participate in the trial,” said Jim Pennington, M.D., Chief Medical Officer of AzurRx. “We are eager to move forward with what we consider a logical and promising next trial to increase the dose for CF patients.”

“The search for a non-porcine based pancreatic enzyme replacement for patients with cystic fibrosis has been a challenging but important endeavor,” said Dr. Michael Konstan, Professor of Pediatrics at Case Western Reserve University School of Medicine, and principal investigator in the OPTION trial. “With these data showing MS1819 to be safe and to have the potential to support fat absorption, we have considerable reason to be optimistic for the next steps in non-porcine enzyme development.”

Thijs Spoor, Chief Executive Officer of AzurRx stated, “We look forward to meeting with the FDA to discuss these results and our next steps. Clearly, these data are exciting for patients, who currently face debilitating symptoms, and we look to advancing to market a therapy that has the potential to improve the quality of life in these patients.”

Phase II OPTION Study Design
The Phase II OPTION trial was an open-label, crossover study, conducted in 14 sites in the U.S. and Europe. Patients were first randomized to either the MS1819 arm, where they received a 2 gram daily oral dose of MS1819 for three weeks; or to the PERT arm, where they received their pre-study dose of PERT for three weeks. After three weeks, stools were collected for analysis, and patients were then crossed over to another three weeks of the alternative treatment. After three weeks of cross-over therapy, stools were collected again for analysis. Patients were then followed for an additional two weeks for post study safety observation. A total of 32 patients, ages 18 years or older, completed the study. Topline data compared the CFA of the MS1819 treatment phase, 56%, to the CFA of the PERT treatment phase, 86%. In addition, CNAs were 93% in the MS1819 group, compared to 97% in the PERT group. Of note, MS1819 contains no protease. Safety in the OPTION trial was excellent, with no severe adverse events (SAEs) and few overall adverse events.

Based upon prior communications with FDA, the Company is planning to meet with the agency before year-end to discuss a Phase IIb/III trial design exploring the use of higher doses and/or enteric-coated capsules to ensure higher MS1819 activity in the duodenum.

About MS1819-SD
MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency
Exocrine Pancreatic Insufficiency (EPI) is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. This deficiency can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation, and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

Conference Call and Webcast Information
Company management will discuss the Phase II OPTION clinical results on a conference call, today, Wednesday, September 25, 2019 at 8:30 am Eastern Time. To participate in the call, dial 877-407-0784 (domestic) or 201-689-8560 (international) fifteen minutes before the conference call begins and reference the conference passcode 13694778. The live conference call can be accessed via audio webcast at http://public.viavid.com/index.php?id=136209. A replay of the call will be available on the Investor Relations section of the Company’s website.

About AzurRx BioPharma, Inc.
AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

Forward-Looking Statements
This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase II OPTION study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
AzurRx BioPharma, Inc.
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 617-535-7743
www.lifesciadvisors.com
hans@lifesciadvisors.com